EXHIBIT 99.1

ADVANCED DIGITAL INFORMATION CORPORATION

OUTSIDE DIRECTORS AUGUST 2000 STOCK OPTION PROGRAM

NON-QUALIFIED STOCK OPTION AGREEMENT

ADVANCED DIGITAL INFORMATION CORPORATION (“ADIC”) grants on August 21, 2000 to ____________________ (“Holder”), an option to purchase _____ shares of ADIC’s authorized but unissued common stock without par value at $12.7815 per share on the following terms and conditions.

TYPE OF OPTION

ADIC intends this stock option to be a non-qualified stock option and not an incentive stock option under IRC Section 422. Although this stock option is not granted under the Advanced Digital Information Corporation Amended and Restated 1999 Stock Incentive Compensation Plan (the “Plan”), this stock option incorporates the terms and provisions of the following sections of that plan: Section 7.4—Exercise of Options; Section 7.5—Payment of Exercise Price; Section 7.6—Post-Termination Exercises; Section 10.3—Nonqualified Stock Options; Term of Options; Section 10.4—Option Exercise Price; Section 10.5—Post-Termination Exercises; Section 10.6—Corporate Transaction; Section 10.7—Availability of Shares; Section 10.8—Other Terms Applicable; Section 11—Withholding; Section 12—Assignability; Section 13.1—Adjustment of Shares; Section 13.2—Dissolution or Liquidation; Section 15—General; and those definitions included in Section 1 that are relevant to the foregoing sections, all as they apply to non-qualified stock options. The Holder acknowledges receipt of a copy of that Plan. If any provision of this Agreement conflicts with the incorporated sections of the Plan, the terms of this Agreement will control.

EXERCISABILITY OF OPTION

The option will become exercisable according to the following schedule:

Date of Right to
Exercise Option	Option Shares

8/21/01	—

To the extent that the right to purchase shares has accrued thereunder, an option may be exercised from time to time by written notice to ADIC.

TERM OF OPTION

The term of this option shall be five years from the date of grant.

POST-TERMINATION EXERCISES

In case of termination of the Holder’s employment or services other than by reason of death, Disability or for Cause, the option shall be exercisable, to the extent of the number of shares purchasable by the Holder at the date of such termination not withstanding any subsequent events, only within three months after the date of such termination for reasons other than death or Disability and only within one year after the date of such termination by reason of Disability, but in no event later than the remaining term of the option. Any option exercisable at the time of the Holder’s death may be exercised, to the extent of the number of shares purchasable by the Holder at the date of the Holder’s death, by the personal representative of the Holder’s estate entitled thereto at any time or from time to time within one year after the date of death, but in no event later than the remaining term of the option.

ADVANCED DIGITAL INFORMATION CORPORATION		OPTIONEE

By

Its	Chairman and Chief Executive Officer	Signature

Name and Address